SSARIS ADVISORS, LLC

CODE OF ETHICS

Effective January 25, 2013

Code of Ethics

1.1 Standard of Business Conduct

The Code of Ethics is based on the principle that SSARIS and each of its employees owe a fiduciary duty to its clients and a duty to comply with federal and state securities laws and all other applicable laws. These duties require that Access Persons conduct their personal securities transactions in a manner that does not interfere with the transactions of any client and that does not take unfair advantage of an employee's relationship with clients. In recognition of this duty, SSARIS hereby adopts the following general principles as part of the Code of Ethics to guide the actions of the Access Persons:

• Access Persons have the duty at all times to place the interests of SSARIS' clients first.

• Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these procedures and in such a manner to avoid any actual or potential conflict of interest with a client.

• Access Persons have the duty to conduct all personal securities transactions in such a manner as to avoid any actual or potential abuse of his/her position of trust and responsibility.

• Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the Access Person's independence or judgment.

• Access Persons will not engage in bribery or any corrupt behavior with respect to any and all business transactions relating to directly or indirectly to SSARIS.

• All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interests with a SSARIS client.

These duties extend beyond fiduciary obligations, personal trading and compliance with laws discussed above. Each employee additionally is obligated to:

• Share his or her knowledge with others and present factual and objective information to management to the best of his or her ability.

• Accept full responsibility for work that he or she performs.

• Not misuse the authority entrusted to him or her.

• Be honest in all his or her professional relationships.

• Take appropriate action in regard to any illegal or unethical practices that come to his or her attention.

• Cooperate with others in achieving understanding and in identifying problems.

• Not use or take credit for the work of others without specific acknowledgement and authorization.

• Never misrepresent or withhold information that is germane to a problem or situation of public concern.

• Not use knowledge of a confidential or personal nature in any unauthorized manner or to achieve personal gain.

• Make every effort to ensure that he or she has the most current knowledge and that the proper expertise is available when needed.

• Avoid actual or potential conflicts of interest and insure that SSARIS is aware of any potential conflicts.

• Present a fair, honest, and objective viewpoint.

• Protect the privacy and confidentiality of all information entrusted to him or her.

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1.2 Definitions of Terms in the Code of Ethics

A. "Access Person" means:

• each employee of SSARIS;

• any spouse, minor child, relative resident in the household of an employee, and any person (whether or not residing with the employee) to whom the employee provides significant financial support (except that where reporting, certifications, etc. are required, the SSARIS employee will be responsible for the submission on their behalf).

B. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre- determined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C. "Beneficial Ownership" means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

D. "Client" means any person who has entered into a Trading Advisory Agreement ("TAA") or similar agreement with SSARIS. For the avoidance of doubt, the SSgA SSARIS Managed Futures Strategy Fund ("SSgA Fund") will become a Client of SSARIS upon execution of a TAA or similar agreement.

E. "Control" means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.

F. "Market Timing" means frequent buying or selling shares of the same mutual fund, or buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing.

G. "Related Security" means any security convertible within sixty (60) days into a Security and any future or option on the Security.

H. "Security" means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include:

• direct obligations of the U.S. Government, State or City;

• any security issued by a mutual fund registered in the U.S. (other than a mutual fund advised by SSARIS or an affiliate) or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds registered in the U.S., including 529 College Savings Plans; and

• any money market fund securities or money market instruments, including bankers' acceptances, certificates of deposit, commercial paper, and high quality short term debt instruments.

I. "Supervised Person" means employees and other persons who provide advice on behalf of SSARIS and are subject to the supervision and control of SSARIS.

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1.3 Prohibitions

A. Investment Recommendations. No Access Person shall in connection with the recommendation of a Security held or to be acquired or sold by any Client shall:

• employ any device, scheme or artifice to defraud such Client;

• make any untrue statement of a material fact or omit to state a material fact necessary in order to make the recommendation made not misleading;

• engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

• engage in any manipulative practice with respect to such Client.

B. Investment Opportunity. An Access Person must offer an investment opportunity first to clients before he or she or SSARIS may act on that opportunity.

C. Market Timing and Short-Swing Trading. No employee may engage in prohibited market timing of the shares of a mutual fund or short-swing trading.

D. Interest in Securities. No Access Person shall recommend any transaction in any Securities to any Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including:

• the Access Person's Beneficial Ownership of any Securities of such issuer;

• any contemplated transaction by the Access Person in such securities;

• any position the Access Person has with such issuer; and

• any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).

E. Personal Securities Transactions. No Access Person may purchase or sell, directly or indirectly:

• a futures contract;

• an option on a futures contract,

• a commodity specific security (i.e. ETF, Index, etc.);

• an investment related to entities on SSARIS restricted list (at end of chapter) which is subject to amendment.

The foregoing restriction is not applicable to 1) the purchase or sale of an interest in any pooled investment vehicle managed by SSARIS, or 2) the access person's accounts wherein discretionary authority to trade is given to an non-access third party (furthermore, the provisions relating to watch lists, IPOs, private placements, pre-clearance, short-term trading and restricted lists are not applicable in this situation either).

F. IPO's and Private Placements. No Access Person may:

• acquire a Security in an initial public offering without the written consent of the Chief Compliance Officer, or designee;

• acquire a limited offering or private placement without the written consent of the Chief Compliance Officer, or designee;

• acquire a Security in an initial public offering if he or she is a Registered Securities Representative;

• make a wrongful arrangement or a wrongful quid pro quo of any kind with clients in exchange for IPO allocations; or

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• share profits or losses with a client who receives an IPO allocation or allocations.

Note that when an employee invests in an investment vehicle managed by SSARIS, the executed subscription agreement shall serve as written consent.

G. Pre-Clearance of Securities Trades. Access Persons are not required to pre-clear Security transactions, with the following exceptions:

• Security in an initial public offering; and

• a limited offering or private placement.

Access Persons shall obtain pre-clearance by:

• e-mailing a pre-clearance request to Compliance; and

• obtaining pre-clearance from the Chief Compliance Officer, or his designee.

The Chief Compliance Officer, or designee, shall have the discretion to pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any Client.

H. Short-Term Trading. No Access Person may profit from the:

• purchase of a Security followed by the sale of the same or a Related Security within sixty (60) days of the purchase; or

• sale/short of a Security followed by the purchase/cover of the same Security or a Related Security within sixty (60) days of the sale. However, if a Security has been completely exited and is repurchased within sixty (60) days, it will not be deemed a short-term trade.

Any profits on short-term trades will generally be required to be disgorged.

1.4 Reporting of Securities Trades and Holdings

A. Holdings Reporting

1. Initial and Annual Holdings Report Deadline. Each Access Person must file a report of his or her personal securities holdings (i) within 10 days of becoming an Access Person; and (ii) at least once a year thereafter by filing an Annual Certification of Compliance within 30 days as of the end of the calendar year. Such reports must be current as of a date not more than 45 days prior to the individual becoming an Access Person or the date the Annual Certification of Compliance is submitted. In addition, each Access Person identified as a portfolio manager of the SSgA Fund shall report their holdings in the SSgA Fund within 30 days following August 31st of each year.1

2. Holdings Reporting Information. Each Access Person shall report to SSARIS the following information about his or her Securities holdings (including private

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1 Item 20 of Form N-1A requires each person identified as the portfolio manager in the registration statement of the SSgA Fund to state the dollar range of securities owned by the portfolio manager using the following ranges: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000, or over $1,000,000.

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placements2, the SSgA Fund and other mutual funds advised by SSARIS or an affiliate):

• Title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security in which the Access Person has any direct or indirect beneficial ownership; and

• Name of broker-dealer or other financial institution where the Access Person maintains a brokerage account.

B. Quarterly Transaction Reporting

1. Quarterly Transaction Report Deadline. Each Access Person shall file a Quarterly Transaction Report for all transactions in Securities in which such Access Person has acquired any direct or indirect Beneficial Ownership. Reports shall be filed with Compliance within 30 days after the end of each calendar quarter.

2. Quarterly Securities Transaction Information. The Quarterly Transactions Report filed pursuant to this Section shall contain the following information:

• Name of the Access Person making the report;

• Date of the transaction;

• Title and number of shares involved;

• Exchange ticker symbol or CUSIP of shares;

• Principal amount of each Security involved;

• Nature of the transaction (buy or sell);

• Price at which transaction was effected; and

• Name of the broker-dealer, bank or other financial institution through whom the transaction was effected.

Trade confirmations or duplicate copies of account statements that SSARIS holds in its records meet this requirement, provided SSARIS has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

C. Broker-Dealer Confirmations and Account Statements. Every Access Person who opens an account at a broker-dealer or other financial institution shall:

• notify Compliance within 10 days of the opening of such account, if such account contains Securities; and

• sign and acknowledge a letter prepared by Compliance to each such broker-dealer or other financial institution directing them to provide SSARIS with a duplicate copy of each confirmation and periodic account statement issued to such Access Person.

D. Discretionary Account Exemption. Any account in which the Access Person has no direct or indirect influence or control (such as in the case of a fully discretionary investment management account whereby all investment decisions are made by a third- party who is unrelated to the Access Person) is exempt from the pre-clearance and reporting requirements (other than the reporting requirements described above with respect to an Access Person identified as a portfolio manager in the SSgA Fund). The Access Person is prohibited from communicating with the third-party regarding any

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2 Except private placements advised by SSARIS, since SSARIS already has full knowledge of these investments.

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investment decisions being made in the account and there must exist a written discretionary management agreement covering the account, a fully-executed copy of which must be provided to Compliance, in order for the account to be exempted. In addition, the Access Person must provide a signed Discretionary Account Certification to Compliance, a sample of which is provided in Appendix A.

1.5 Insider Trading Procedures

SSARIS' Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by SSARIS and its officers, directors and employees.

"Material" information is any information that a reasonable investor would likely consider important in a decision to buy, hold, or sell stock. In short, material information is any information that could reasonably affect the price of the stock. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses, or financial liquidity problems; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; major personnel changes; significant new products or discoveries; significant litigation or government investigations; or the gain or loss of a substantial customer or supplier.

"Nonpublic" information is any information which has not been disclosed generally to the marketplace. Information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.

A. Possession of Inside Information. An employee of SSARIS will contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures.

B. Watch Lists. Securities traded by absolute return advisors that are sub-advisors to pooled investment vehicles advised by SSARIS will effectively be placed on the watch list and Access Person activity in such Securities will be monitored.

C. Restricted Lists. At his or her discretion, the Chief Compliance Officer may place certain Securities on a "restricted list". Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling restricted Securities during any period they are listed. Compliance shall take steps to immediately inform all employees of the securities listed on the "restricted list".

1.6 Rumors

No employee of SSARIS shall originate or, except as permitted below, circulate in any manner a false or misleading rumor about a security or its issuer for the purpose of influencing the market price of the security.

Where a legitimate business reason exists for discussing a rumor, for example where a client is seeking an explanation for an erratic share price movement which could be explained by the rumor, extreme care should be taken to ensure that the rumor is communicated in a manner that:

• sources the origin of the information (where possible);

• gives it no additional credibility or embellishment;

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• makes clear that the information is a rumor; and

• makes clear that the information has not been verified.

1.7 Outside Business Activities

A. General. No employee shall accept a position as a director, trustee, general partner, manager, managing member or similar position of a corporation, association, partnership, limited liability company or any other legal entity unless the acceptance of such a position has been approved by the Compliance Department and is consistent or not in conflict with the interests of the Funds and Accounts. Every employee shall provide notice to the Compliance Department of all such positions held by such employee.

B. Prior Notification. It is the policy of SSARIS to require all employees to notify Compliance in writing of any employment or receipt of compensation outside their relationship with SSARIS. Employees may not proceed with the outside business activity until he or she receives written approval from SSARIS.

C. Annual Certification. Employees must confirm, on an annual basis, their compliance with the outside business activities policy.

1.8 Certifications

Every Access Person shall certify on an annual basis:

• that he or she has received a copy of the Code of Ethics, including amendments;

• that he or she has reviewed the Code of Ethics;

• that he or she complied with the Code of Ethics; and

• his or her compliance with the Outside Business Activity policy.

2.1 Gifts and Entertainment

Employees are required to comply with the following requirements regarding the giving and receiving of gifts and entertainment. These requirements apply to current and prospective clients/investors; consultants; broker-dealers; current and prospective vendors; and employees, officers, directors and trustees of clients/investors (each, a "client").

A. Gifts vs. Entertainment

Gifts are items of value that a third party (such as clients, vendors or other SSARIS contacts) provides to an employee of SSARIS (or SSARIS to them) where there is no business communication involved in the enjoyment of the gift. Examples include: flowers sent on special occasions, fruits and candies sent to an employee during the holidays, and tickets to a sporting event for an employee and a family member.

Entertainment is where the giver of the item of value participates with the recipient in the enjoyment of the gift.

B. Gifts to Clients

• Each gift must be under $100 in value (including gifts which bear our logo or name).

• Not necessary to aggregate gifts given to different representatives of a client.

• Not necessary to aggregate gifts given to a single representative of a client by various SSARIS employees.

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• Required to aggregate gifts given by a SSARIS employee to a single representative of a client during any calendar year.

• Tickets to an event to an event are considered gifts if no SSARIS personnel attend the event with the client.

• If tickets are considered a "gift" (i.e., no SSARIS personnel attend the event with the client), the dollar value of a ticket for computing the $100 should not include the cost of the box (unless rented solely for the event) or other sunk costs of the sponsorship of an event, but should include food and drink provided in connection with the event.

• While "entertainment" has a reasonableness standard, gifts provided at an entertainment event (e.g., golf outing) are separately subject to the Gift Limit of $100.

C. Prohibited Gifts to Clients

Employees must never give or accept gifts and/or promotional merchandise:

• In the form of cash or cash equivalent;

• If the gift or promotional merchandise is conditioned on the achievement of a sales target;

• Under circumstances whereas any aspect of business or preferential treatment may hinge on the receipt of the gift of promotional merchandise;

• In connection with the settlement or avoidance of any claim(s) and/or complaints(s);

• In connection to sharing profits or losses;

• For the pre-payment of future expenses (e.g., pre-payment of future seminar expenses);

• In the form of borrowing or lending money (other than borrowing from an entity which is in the business of lending (arms-length negotiated) in connection with a valid commercial lending transaction);

• For the purpose of accepting price concessions;

• In acceptance of a bequest under a will or trust from one of our clients (with the exception of immediate family members); and/or

• Excessive gift giving is prohibited.

D. Entertainment for Clients

• In considering the "reasonableness" of entertainment for a client, a SSARIS employee may consider, among other things (i) the importance of the client to SSARIS, and (ii) business and social standards of the market where the client resides (e.g., a "reasonable" meal in Manhattan is likely to be more expensive than a "reasonable" meal in Jacksonville).

• When considering cost in the reasonableness determination, the dollar value of a ticket need not include the cost of the box (unless rented solely for the event) or other sunk costs of the sponsorship event.

• "Entertainment" includes food and beverage provided at an event.

• If there is a SSARIS corporate sponsored event, the reasonableness standard is evaluated at a corporate level; the individual inviting a client does not need to make that evaluation.

• SSARIS will not agree to purchase tickets to an event for a client based solely on the client's request, unless the client pays SSARIS for the full cost of the tickets.

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• For tickets to an event to be considered "entertainment" (and hence not subject to the $100 limit), SSARIS personnel must be present at the event. (Note that it is not necessary to sit next to the clients, nor golf in a client's foursome, as long as there is a portion of the event where there is a reasonable level of interaction (e.g., dinner with clients before the concert of after the golf event).

• Reasonable local transportation to/from an event is permissible. Airfare or lodging is not.

• Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.

• Excessive entertainment activity is prohibited.

E. Public Sector Persons; Taft-Hartley Plans and their Representatives

Every SSARIS employee who is providing a gift or entertainment to a public sector client, Taft-Hartley Plan, Taft-Hartley Representative, or consultant representing either is responsible for receiving pre-approval from the Chief Compliance Officer or his designee. These items must also be entered into the Gifts and Entertainment Log (see Section I. Reporting). Pre-approval for events paid for by the public sector client is not required.

Public sector persons are considered those individuals or entities that are government employees and/or those that are employed by Federal or State Vendors and or Federal or State Agencies (i.e., State Pension Plan employees); and lobbyist, government contractors, or elected or appointed public officials.

A Taft-Hartley plan is generally defined as a multi-employer plan that is a collectively bargained plan maintained by more than one employer, usually within the same or related industries, e.g., a labor union. (ERISA Secs. 3(37) and Sec. 4001(a)(3)).

Taft-Hartley Plan Representatives are those Unions and their officers, agents, employee, and any similar individual appointed as a trustee of a Taft-Hartley plan.

Note: The guidelines were implemented with a focus on US offices, clients and practices. With respect to non- U.S. activities, we can take into consideration local business practices and customs with respect to gift and entertainment as long as we comply with U.S. and local laws.

F. Training, Education Events and Conferences

Training, educational events and conferences provided to employees by current or prospective service providers that are funded or sponsored (in whole or in part) by the service provider are neither considered gifts, nor business entertainment. In order to qualify as a bona fide training, educational event or conference the following requirements must be met:

• The meeting must be a genuine business meeting held for training and educational purposed relative to the product of the sponsoring service provider;

• A representative of the service provider must participate in the meeting that it is sponsoring;

• The location of the meeting must be appropriate to the purpose of the meeting;

• The educational or training portion of the meeting should substantially encompass the majority timeframe of the event;

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• Third-party payments or reimbursements (requires pre-approval of Compliance) are limited to attending, employees' meals, lodging and transportation, conference facility rental and non-cash benefits directly related to the training and educational aspects of the meeting (e.g. a booklet of educational materials); and

• Neither the attendance at a training and/or education event, nor third party payments or reimbursements may be pre-conditioned on the achievement of a sales target or other incentive.

G. Charitable Events and Contributions

The following guidelines apply to all charitable events and contributions:

• No employee may request that a client or service provider make a charitable donation or contribute to a charitable sponsorship on behalf of themselves or SSARIS.

• Employees are prohibited from causing SSARIS to make a charitable contribution in relation to an existing or prospective client unless pre-approved by the Chief Compliance Officer or his designee.

• Employees shall not make personal charitable contributions (for which no SSARIS reimbursement is sought) in order to secure or maintain business for SSARIS.

• Contributions to a 501(c)(3) organization that is politically-related must follow the Political Contributions policy and be pre-approved by the Chief Compliance Officer or his designee.

• If an employee participates in a charitable event as a paid guest of a client or service provider, then a representative of the client or service provider must be present and all of the guidelines and requirements related to "business entertainment" apply.

• If a client or service provider pays for an employee to attend a charitable event and a representative of the client or service provider is not in attendance, then any associated expense received would be considered a "gift" and subject to this policy.

H. Receipt of Gifts and Entertainment

Receipt of gifts and entertainment by SSARIS employees should follow the same guidelines and criteria as giving gifts and entertainment. Further,

• an employee may not accept any gift or entertainment that might influence his or her investment decision or that might make the employee feel beholden to any person or firm; and

• employees may not solicit any gift or entertainment.

I. Reporting

Employees of SSARIS shall report all gifts and entertainment given or received to Client Services (currently Florence Dellacato and Tomassina Cicchini) with the exception of gifts bearing firm logos that are under $50 and reasonable business related meals bestowed upon non-government and non-Taft-Hartley officials/representatives. All entertainment expenses are subject to further review and approval by the Chief Financial Officer.

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3.1 Enforcement of the Code of Ethics

The Chief Compliance Officer is responsible for overseeing compliance with and enforcing the requirements of the Code of Ethics.

3.2 Review of Personal Trading Information

The Chief Compliance Officer or his designee will conduct an ongoing review of Access Persons' personal securities transactions, reports and certifications to ascertain compliance with the Code of Ethics. All personal trading information provided to the Compliance Department will be kept confidential to the extent possible. Such information may be made available for inspection by executive management, regulatory authorities, or any other third party as required by law or otherwise deemed necessary.

3.3 Violations of the Code of Ethics

A. Reporting Violations. An employee of SSARIS must promptly report to the Chief Compliance Officer any violations of the Code of Ethics. Any employee of SSARIS who is the subject of a Code of Ethics violation report (or any other type of violation report) and who retaliates against the reporting employee shall be subject to serious sanctions, up to and including termination of employment. The Chief Compliance Officer will investigate any reported or suspected violation of the Code of Ethics.

B. Sanctions. If the Chief Compliance Officer determines that an employee has violated the Code of Ethics, s/he in consultation with executive management if appropriate, may impose such sanctions as they deem appropriate, including but not limited to internal reprimand, a letter of education, disgorgement of profits, forfeiture of future discretionary compensation or profit, canceling trades, selling positions at a loss, temporary or permanent suspension of trading privileges, fine, suspension or termination from employment.

3.4 Exceptions to the Code

Although exceptions to the Code of Ethics will rarely be granted, the Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of the Code upon a determination that the circumstances and/or conduct at issue merits an exception. Approval of any exceptions must be in writing. In addition, exceptions can be revoked at any time.

3.5 Approval of the Code of Ethics

With respect to SSARIS' management of the SSgA Fund, the Chief Compliance Officer will submit SSARIS' Code of Ethics, and any material amendments thereto, to the SSgA Fund's Board of Trustees for approval.

3.6 Annual Review and Certification

With respect to SSARIS' management of the SSgA Fund, the Chief Compliance Officer will annually provide a report to the SSgA Fund's Board of Trustees describing any issues, including material compliance breaches, arising under this Code of Ethics and any sanctions imposed as a result of such violations. Additionally, the Chief Compliance Officer will supply the SSgA Fund's Board of Trustees with an annual certification that SSARIS has adopted procedures reasonably designed to prevent violations of this Code of Ethics.

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3.7 Reporting Requirements

SSARIS will maintain all required books and records pertaining to the Code of Ethics as detailed in its Records Retention policy.

3.8 Form ADV Disclosure

SSARIS will briefly describe in its Form ADV the employee trading policies and procedures and offer to make a copy of its Code of Ethics available upon request.

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Appendix A

SSARIS Advisors, LLC
DISCRETIONARY ACCOUNT CERTIFICATION

Employee Name:
Name of Account(s):

Name of Investment Adviser:

I certify that the above-referenced Investment Adviser has full discretion over the investment management of my above-listed account(s) pursuant to an investment management agreement, a fully-executed copy of which I have provided to the Compliance Department. I agree not to discuss any specific strategies, industries or securities with my Investment Adviser. Provided that I continue not to have discussions with my Investment Adviser regarding specific investments in my account(s) in advance of transactions, I understand that I will be exemption from any pre-clearance and reporting requirements.

I agree to immediately notify the Compliance Department of any changes to the nature of my account(s) from full discretionary to non-discretionary. I understand that the Chief Compliance Officer may revoke this exception at any time.

Employee Signature:
Date:

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